Exhibit 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Megan McDonnell
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority, Inc.	203-222-9013
720-475-2293

SPORTS AUTHORITY ANNOUNCES 2004 FOURTH QUARTER
AND FULL YEAR RESULTS

Englewood, CO, March 10, 2005 — The Sports Authority, Inc. (NYSE:TSA), today announced results for its 2004 fourth quarter and fiscal year ended January 29, 2005.

•                  Fourth Quarter diluted EPS of $0.97, excluding any lease accounting adjustments vs. previous guidance of $0.90 - $0.95

•                  Full Year diluted EPS of $1.79, excluding integration charges and any lease accounting adjustments

On August 4, 2003, Gart Sports Company and The Sports Authority, Inc. (TSA) announced that they had completed a merger of equals. The results of the fourth quarter of 2004 and 2003 represent the performance of the combined company. The results of the twelve months ended January 29, 2005 represent the performance of the combined company while the results for the twelve months ended January 31, 2004 represent the combined company for the last six months and stand-alone results for Gart Sports Company for the first six months.

The Company also announced that fourth quarter and full year earnings and earnings per share are subject to adjustments based on the final outcome of its evaluation of its lease-related accounting.  The results below exclude any provision for these lease-related accounting adjustments.

Net income for the fourth quarter was $25.6 million, or $0.97 per diluted share, compared with net income of $28.3 million, or $1.08 per diluted share in the prior year’s fourth quarter, excluding the effect of after-tax merger integration costs of $13.7 million, or $0.52 per diluted share. Including merger integration costs, net income for the prior year’s fourth quarter was $14.6 million, or $0.55 per diluted share.

Total sales for the fourth quarter were $713.8 million compared with $712.0 million in the prior year’s fourth quarter. Fourth quarter comparable store sales for the Company decreased 2.2% from last year’s results, in line with previous guidance.

Net income for the fiscal year ending January 29, 2005 was $47.3 million, or $1.79 per diluted share, excluding the effect of after-tax merger integration costs of $13.3 million, or

$0.50 per diluted share, compared with $2.11 per diluted share in the prior year, excluding the effect of after-tax merger integration costs of $26.7 million, or $1.37 per diluted share, and income related to non-recurring events and a related tax benefit of $1.9 million, or $0.10 per diluted share. Pro-forma combined earnings for the prior year was $1.58 per diluted share.

Total sales for the fiscal year ending January 29, 2005 were $2.44 billion compared with $1.76 billion in the prior year. Year-to-date comparable store sales for the combined company decreased 2.0 % from last year’s combined company results.

The Company opened six stores and closed four stores during the fourth quarter to arrive at a total number of stores in operation as of January 29, 2005 of 392 stores in 45 states.

Doug Morton, Chairman and Chief Executive Officer of the Sports Authority stated, “Our bottom-line results in the fourth quarter were primarily driven by improved operating efficiencies and better cost controls across the board. During the quarter, our winter and outdoor product categories were impacted by unseasonable weather, however, we were very pleased with the strong sales gains we registered in apparel and the continued positive performance of our re-modeled stores. While we recognize that there is still much work to be done, we are encouraged about the direction of our business and remain committed to executing a strategy that will result in long-term growth and increased shareholder value.”

Mr. Morton continued, “Since David Campisi joined our team as President of Merchandising this past November, we have already begun to see the positive results of his efforts. David and his team are focused on process, discipline and accountability, improving the flow of merchandise, enhancing marketing and advertising, driving sales and better inventory management. We recognize that these things take time to fully implement, however, we are confident that these new initiatives will help better position the company for the future.”

Lease Accounting Issues

As a result of a clarification issued by the Securities and Exchange Commission on February 7, 2005 affecting many retail companies, The Sports Authority has reevaluated its method of accounting for leases. After consultation with its independent auditors, Deloitte & Touche, and its audit committee, the Company has determined that it will conform to the SEC’s Chief Accountant’s clarification and adjust its accounting for leases. Consistent with many other retailers, The Sports Authority accounted for construction allowances received from landlords on its balance sheets as a reduction of fixed assets. The Company will record construction allowances from landlords as a component of deferred rent liability on its balance sheet. The Company will also adjust its statements of cash flows to reflect construction allowances as cash flows from operating activities rather than a reduction of capital expenditures within cash flows from investing activities.  Historically, the Company had recognized the straight line rent expense for leases beginning on the earlier of the store opening date or lease commencement date, which had the effect of excluding the build-out period (or rent holiday period) of its stores from the calculation of the period over which it expensed rent. The Company has determined that it will include the build-out period in its calculation of straight line rent expense in accordance with Financial Accounting Standards Board Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases” and will change its straight line rent accrual and deferred lease credits accordingly.

These are non-cash adjustments and have no impact on revenues or comparable store sales nor will they affect the Company’s compliance with covenants under its current credit facility.

Based on its preliminary assessment, the Company anticipates the adjustment to its method of accounting for leases will decrease diluted earnings per share by approximately $0.01 in the fourth fiscal quarter ended January 29, 2005, and approximately $0.08 for the 2004 fiscal year.  It will also result in a charge for the cumulative effect for the restatement of periods prior to fiscal 2004 totaling approximately $3.9 million, net of tax. The Company plans to file an amendment to its annual report on Form 10-K for the fiscal year ended January 31, 2004 and all years presented therein, and amend the Form 10-Q’s filed for the first three quarters of fiscal 2004. As a result of the pending restatement, the financial statements currently contained in the Company’s prior filings with the SEC should no longer be relied upon.

Guidance for Fiscal Year 2005

For fiscal year 2005, the Company is forecasting comparable store sales of approximately 2% and diluted EPS of $1.90 to $1.95, excluding the impact of any lease accounting adjustments, the expensing of stock options and based on 26.5 million diluted shares. The Company is expecting the impact of the lease accounting adjustments to reduce diluted EPS approximately $0.08 to $0.10 for the fiscal year. The Company is currently analyzing the impact of expensing stock options in anticipation of the adoption of Financial Accounting Standards Board Statement No. 123R. This analysis is not yet complete, however, based on current information, the Company anticipates the impact in the second half of fiscal 2005 to be a reduction of diluted EPS of approximately $0.02 to $0.04. The Company currently expects to open 14 new stores, relocate 4 stores and close 6 stores during the year.

For the first quarter of fiscal 2005, the Company is forecasting comparable store sales of approximately 1% to 2% and diluted EPS of $0.25 to $0.27 per share, excluding any lease accounting adjustments and based on 26.5 million diluted shares. The Company is expecting the impact of the lease accounting adjustments to reduce diluted EPS approximately $0.02 to $0.03 in the first quarter. The Company expects to open 5 stores, relocate one store and close one store during the quarter.

Non-GAAP Financial Measures

To supplement our condensed consolidated statements of operations presented on a basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have disclosed additional non-GAAP measures of net income and earnings per share adjusted to exclude merger integration costs and certain other non-recurring costs and income we believe appropriate to enhance an overall understanding of our financial performance (see income statement tables following). These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results.  Also, we have disclosed pro forma combined results for the year ended January 31, 2004 to provide an additional basis for comparison of our results for the year ended January 29, 2005. These non-GAAP measures have been reconciled to the most comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

The Sports Authority, headquartered in Englewood, CO, is one of the nation’s largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of January 29, 2005 The Sports Authority operated 392 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates “The Sports Authority” stores in Japan under a licensing agreement.

(tables to follow)

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in Gart’s and The Sports Authority’s filings with the Securities and Exchange Commission. Those risks include, among other things, the preliminary status of the change and affect of the Company’s lease accounting as described above, the possibility that the Company’s independent auditors may identify additional issues or other considerations while they complete their review of the Company’s financial statements, rapidly changing accounting rules, regulations and interpretations, the competitive environment in the sporting goods industry in general and in the specific market areas of the Company, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies’ specific market areas, unseasonable weather and those risks generally associated with the integration of the companies. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

The Sports Authority, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share data)

	13 Weeks Ended		52 Weeks Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
Net sales	$713,756	$711,970	$2,435,863	$1,760,450
Cost of goods sold, buying, and occupancy	508,619	501,237	1,756,850	1,274,721
Gross profit	205,137	210,733	679,013	485,729
Gross profit %	28.7%	29.6%	27.9%	27.6%
Operating expenses:
Selling, general and administrative expenses	157,550	160,155	579,759	407,471
Selling, general and administrative expenses %	22.1%	22.5%	23.8%	23.1%
Merger integration costs	—	22,453	21,750	43,807
Store pre-opening expenses	485	555	2,945	1,552
Operating income	47,102	27,570	74,559	32,899
Non-operating income (expense):
Interest	(5,456)	(4,323)	(20,103)	(12,327)
Other income (expense)	112	686	1,396	3,514
Income before income taxes	41,758	23,933	55,852	24,086
Income tax expense	(16,204)	(9,363)	(21,702)	(7,719)
Net income	$25,554	$14,570	$34,150	$16,367
Earnings per share:
Basic	$0.99	$0.58	$1.33	$0.89
Diluted	$0.97	$0.55	$1.29	$0.84
Basic weighted average shares outstanding	25,845,562	25,057,498	25,691,176	18,309,174
Diluted weighted average shares outstanding	26,442,288	26,291,323	26,412,279	19,479,695

Reconciliation of GAAP measures to pro forma, non-GAAP measures:

Results of operations for the 52 weeks ended January 29, 2005 and the 13 and 52 weeks ended January 31, 2004 include merger integration costs and/or non-recurring settlements and associated income tax benefits. In order to present comparable results year over year, the following table provides a reconciliation of GAAP basis net income to pro forma net income excluding these items, and including income tax expense at statutory rates.

Income before income taxes as reported	$23,933	$55,852	$24,086
Integration costs	22,453	21,750	43,807
Expected non-recurring settlements included above	—	—	(373	)(1)
Pro forma income before income taxes	46,386	77,602	67,520
Income tax expense at effective tax rates	(18,091)	(30,265)	(26,333	)(2)
Pro forma net income	$28,295	$47,337	$41,187
Pro forma earnings per share:
Basic	$1.13	$1.84	$2.25
Diluted	$1.08	$1.79	$2.11
Basic weighted average shares outstanding	25,057,498	25,691,176	18,309,174
Diluted weighted average shares outstanding	26,291,323	26,412,279	19,479,695

(1)          Includes a non-recurring expense of $1.5 million, related to the proposed settlement of two wage and hour lawsuits in California, and $1.9 million of non-recurring interest income related to the settlement of a tax dispute with Gart’s former parent (Thrifty Payless Holdings, Inc., a subsidiary of RiteAid Corporation).

(2)          Adjusted to exclude a non-recurring tax benefit of $1.7 million related to the settlement of a tax dispute with Gart’s former parent (Thrifty Payless Holdings, Inc., a subsidiary of Rite Aid Corporation) and to record tax expense at effective rates.

Pro forma combined results for the 52 weeks ended January 31, 2004

	Former Sports Authority 26 weeks ended August 2, 2003	Former Gart Sports 26 weeks ended August 2, 2003	Post-merger Sports Authority 26 weeks ended January 31, 2004	Pro forma combined 52 weeks ended January 31, 2004
Earnings (loss) before income taxes, as reported	$(877)	$12,697	$11,390	$23,210

Non-recurring settlements and merger related costs included above	1,458	1,303	42,130	44,891

Pro forma income before income taxes	581	14,000	53,520	68,101
Pro forma income tax expense at statutory tax rates	(224)	(5,424)	(20,873)	(26,521)
Pro forma net income	$357	$8,576	$32,647	$41,580

Pro forma earnings per share:
Basic				$1.62
Diluted				$1.58

Pro forma basic weighted average shares outstanding				25,700,000	(1)
Pro forma diluted weighted average shares outstanding				26,400,000	(1)

(1)          Pro forma share amounts are based on the weighted average and diluted weighted average shares outstanding for the 52 weeks ended January 29, 2005

The Sports Authority, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	January 29, 2005	January 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$24,838	$28,009
Merchandise inventories	728,853	687,215
Other current assets	128,969	165,399
Total current assets	882,660	880,623
Property and equipment, net	211,149	186,573
Other long-term assets	309,549	272,360
Total assets	$1,403,358	$1,339,556

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$339,492	$326,198
Other current liabilities	187,573	175,516
Total current liabilities	527,065	501,714
Long-term debt	305,383	317,321
Other long-term liabilities	83,248	81,255
Total liabilities	915,696	900,290
Total stockholders’ equity	487,662	439,266
Total liabilities and stockholders’ equity	$1,403,358	$1,339,556